Exhibit 99.1
News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc. (CCI)
407-566-1180
kevin.inda@cci-ir.com
H&E Equipment Services Reports Second Quarter 2011 Results
BATON ROUGE, Louisiana — (August 4, 2011) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2011.
SECOND QUARTER 2011 HIGHLIGHTS:
•	Revenues increased 40.7% to $184.3 million versus $131.0 million a year ago. Growth was achieved in all operating segments.
•	Net income increased to $2.7 million in the second quarter compared to a net loss of $7.1 million a year ago.
•	EBITDA increased 89.1% to $35.2 million from $18.6 million, yielding a margin of 19.1% compared to 14.2% of revenues a year ago.
•	New equipment sales increased 100.0% from a year ago driven by increased crane and earthmoving sales.
•	Rental revenues increased 33.8%, or $14.1 million to $55.8 million on higher time utilization, better rates, and a larger fleet compared to a year ago.
•	Gross margins were 25.9% as compared to 24.7% a year ago. Rental gross margins increased to 40.7% compared to 31.1% a year ago.
•	Average time utilization (based on units available for rent) increased to 67.1% compared to 54.9% last year and 61.0% last quarter. Average time utilization (based on original equipment cost) increased to 70.0% compared to 57.9% a year ago and 64.9% in the first quarter of 2011.
•	Achieved positive year-over-year and sequential rental pricing in the quarter. Average rental rates increased 6.4% compared to a year ago and improved 4.2% from the first quarter of this year.
•	Dollar utilization was 31.0% as compared to 25.3% a year ago.
•	Average rental fleet age at June 30, 2011 was 43 months, down slightly from the end of the last quarter and significantly younger than the industry average age of 53 months.
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H&E Equipment Services Reports Second Quarter 2011 Results

August 4, 2011
“With 41% revenue growth on a year-over-year basis and 37% on a sequential basis, the current trends in our business are particularly encouraging despite a commercial construction environment that remains relatively dormant,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “The momentum in our rental business continued as revenue climbed 33.8%, gross profit increased 75.3%, and gross margins grew to 40.7% compared to 31.1% a year ago. We were pleased with the progress that we made on rental rates during the quarter. Rental rates increased 6.4% from a year ago and 4.2% from the first quarter. Our new equipment sales were particularly strong in the second quarter as strong demand for cranes and earthmoving machines resulted in a 100.0%, or $29.0 million, revenue increase from a year ago. As a result of significant revenue growth in all of our operating segments, gross profit increased 47.6%, EBITDA grew 89.1% and we achieved bottom line profitability with EPS improving $0.28 from a year ago.”
“Due to the timing of certain crane and earthmoving deliveries, we expected the second quarter to potentially be our strongest sales period of the year,” Engquist commented. “While we expect continued sequential and year over year improvement in our rental business through the third quarter, we are more cautious and have less visibility on the distribution side of our business.”
FINANCIAL DISCUSSION FOR SECOND QUARTER 2011:
Revenue
Total revenues increased 40.7% to $184.3 million from $131.0 million in the second quarter of 2010. Equipment rental revenues increased 33.8% to $55.8 million compared with $41.7 million in the second quarter of 2010. New equipment sales increased 100.0% to $57.9 million from $29.0 million in the second quarter of 2010. Used equipment sales increased 28.6% to $23.1 million compared to $17.9 million in the second quarter of 2010. Parts sales increased 9.5% to $24.9 million from $22.8 million in the second quarter of 2010. Service revenues increased 5.4% to $13.2 million compared to $12.6 million a year ago.
Gross Profit
Gross profit increased 47.6% to $47.8 million from $32.4 million in the second quarter of 2010. Gross margin was 25.9% for the quarter ended June 30, 2011, compared to gross margin of 24.7% for the quarter ended June 30, 2010.
On a segment basis, second quarter of 2011 gross margin on rentals was 40.7% compared to 31.1% in the second quarter of 2010 due to higher average rental rates on new contracts in the period and improved fleet utilization. On average, rental rates increased 6.4% as compared to the second quarter of 2010. Time utilization (based on units) was 67.1% in the second quarter of 2011 and 54.9% a year ago.
Gross margin on new equipment sales was 11.7% as compared to 9.9% in the second quarter a year ago driven primarily by improved crane margins. Gross margin on used equipment sales was 21.7% compared to 22.7% a year ago which was lower due to the mix of used equipment sold. Gross margin on parts sales increased to 26.8% from 26.1%. Gross margin on service revenues decreased to 61.2% from 66.2% in the prior year due primarily to revenue mix.

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H&E Equipment Services Reports Second Quarter 2011 Results

August 4, 2011
Rental Fleet
At the end of the second quarter of 2011, the original acquisition cost of the Company’s rental fleet was $724.9 million, an increase of $67.2 million from $657.7 million at the end of the second quarter of 2010 and an increase of $39.8 million from $685.1 million at the end of 2010. Dollar utilization was 31.0% compared to 25.3% for the second quarter of 2010. Dollar returns increased reflecting higher year-over-year average rental rates and improved time utilization.
Selling, General and Administrative Expenses
SG&A expenses for the second quarter of 2011 were $37.5 million compared with $36.8 million last year, a $0.7 million, or 2.1%, increase. For the second quarter of 2011, SG&A expenses as a percentage of total revenues were 20.4% as compared to 28.1% a year ago.
Income (Loss) from Operations
Income from operations for the second quarter of 2011 was $10.3 million, or 5.6% of revenues, compared with loss from operations of $4.3 million, or 3.2% of revenues, a year ago.
Interest Expense
Interest expense for the second quarter of 2011 and 2010 was $7.2 million in each period.
Net Income (Loss)
Net income was $2.7 million, or $0.08 per diluted share, compared to net loss of $7.1 million, or ($0.20) per diluted share, a year ago. The effective income tax rate was 18.7% compared to 37.5% a year ago.
EBITDA
EBITDA for the second quarter of 2011 increased 89.1% to $35.2 million compared to $18.6 million a year ago. EBITDA, as a percentage of revenues, was 19.1% compared to 14.2% a year ago.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss second quarter results today, August 4, 2011, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2190 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on August 4, 2011, and will continue through August 13, 2011, by dialing 719-457-0820 and entering confirmation code 3639996.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on August 4, 2011, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Second Quarter 2011 Results

August 4, 2011
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 65 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the recent macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Second Quarter 2011 Results

August 4, 2011
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Equipment rentals	$55,772	$41,675	$104,250	$78,128
New equipment sales	57,913	28,962	87,086	56,255
Used equipment sales	23,066	17,931	38,483	31,362
Parts sales	24,942	22,782	46,519	42,414
Service revenues	13,244	12,571	25,881	24,054
Other	9,398	7,085	17,024	13,479

Total revenues	184,335	131,006	319,243	245,692
Cost of revenues:
Rental depreciation	21,507	19,353	42,070	38,632
Rental expense	11,569	9,372	22,308	18,619
New equipment sales	51,118	26,103	77,148	51,013
Used equipment sales	18,058	13,862	29,620	24,607
Parts sales	18,261	16,847	34,101	31,094
Service revenues	5,137	4,252	10,048	8,628
Other	10,890	8,838	21,037	16,835

Total cost of revenues	136,540	98,627	236,332	189,428

Gross profit	47,795	32,379	82,911	56,264

Selling, general, and administrative expenses	37,546	36,765	75,639	72,639

Gain on sales of property and equipment	52	135	149	199

Income (loss) from operations	10,301	(4,251)	7,421	(16,176)
Interest expense	(7,178)	(7,203)	(14,385)	(14,494)

Other income, net	185	106	508	156

Income (loss) before provision (benefit) for income taxes	3,308	(11,348)	(6,456)	(30,514)
Provision (benefit) for income taxes	619	(4,255)	(2,672)	(11,343)

Net income (loss)	$2,689	$(7,093)	$(3,784)	$(19,171)

NET INCOME (LOSS) PER SHARE Basic — Net income (loss) per share	$0.08	$(0.20)	$(0.11)	$(0.55)

Basic — Weighted average number of common shares outstanding	34,725	34,642	34,713	34,634

Diluted — Net income (loss) per share	$0.08	$(0.20)	$(0.11)	$(0.55)

Diluted — Weighted average number of common shares outstanding	34,906	34,642	34,713	34,634

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H&E Equipment Services Reports Second Quarter 2011 results

August 4, 2011
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30, 2011	December 31, 2010
Cash	$5,686	$29,149
Rental equipment, net	445,502	426,637
Total assets	731,384	734,421
Total debt (1)	267,905	252,754
Total liabilities	480,719	480,171
Stockholders’ equity	250,665	254,250
Total liabilities and stockholders’ equity	$731,384	$734,421

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income (loss)	$2,689	$(7,093)	$(3,784)	$(19,171)
Interest expense	7,178	7,203	14,385	14,494
Provision (benefit) for income taxes	619	(4,255)	(2,672)	(11,343)
Depreciation	24,622	22,628	48,317	45,339
Amortization of intangibles	123	147	247	295

EBITDA	$35,231	$18,630	$56,493	$29,614